EXHIBIT 99.1

PYR
ENERGY
CORPORATION

                                  NEWS RELEASE
                                November 10, 2005

               PYR ENERGY APPOINTS DAVID B. KILPATRICK AS CHAIRMAN
                           OF THE BOARD OF DIRECTORS

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced the appointment of David B. Kilpatrick as Chairman of the Board of Directors for the Company. Mr. Kilpatrick has served on the Company's Board for three years and has more than 30 years of executive, management, and operational experience in the oil and gas industry. Mr. Kilpatrick is currently President of Kilpatrick Energy Group, headquartered in Bakersfield, California, which provides financial and strategic management consulting to a wide range of major and independent energy companies. In addition to serving on the PYR board, Mr. Kilpatrick also serves on the boards of two other publicly traded energy companies.

     Previously, Mr. Kilpatrick was President and Chief Operating Officer for Monterey Resources, Inc. in Bakersfield. Monterey Resources was the largest independent producer in California, with approximately 60,000 BOE per day of production, prior to its sale to Texaco in 1998.

     Commenting on the appointment, Scott Singdahlsen, President and Chief Executive Officer of the Company, stated: "We are extremely pleased and privileged to have Dave increase his active roll in the Company. Dave brings a wealth of financial and operational industry experience to the Company, and will be instrumental in moving the Company forward into the next stage of development as an independent oil and gas producer."


     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at WWW.PYRENERGY.COM.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.


Contact:

Scott Singdahlsen, President
1675 Broadway, Suite 2450
Denver, CO  80202
303.825.3748
Fax: 303.825.3768